Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.	April 22, 2010
Phone: 408-736-6900 x168

AFOP REPORTS IMPROVED FIRST QUARTER, 2010 RESULTS
WITH 10% SEQUENTIAL GROWTH GUIDANCE

Sunnyvale, CA – April 22, 2010 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the first quarter ended March 31, 2010.

Revenues for the first quarter of 2010 totaled $8,406,000, a 12% increase from revenues of $7,517,000 reported in the previous quarter, and a 10% increase from revenues of $7,643,000 reported in the first quarter of 2009. The Company recorded net income for the first quarter of 2010 of approximately $641,000, or $0.02 per share based on 42.5 million shares outstanding, compared to $428,000, or $0.01 per share based on 42.2 million shares outstanding, for the fourth quarter of 2009. This compares to net income for the first quarter of 2009 of $302,000, or $0.01 per share based on 41.9 million shares outstanding.

Included in expenses for the quarter ended March 31, 2010 was approximately $33,000 of stock-based compensation, compared to $28,000 of stock-based compensation charges for the quarter ended March 31, 2009.

Peter Chang, President and Chief Executive Officer, commented, “We are pleased to begin the new decade with a demanding and growing quarter. Besides sequential revenue growth and improved gross margin, operating profits and net profits, we have seen many encouraging activities with our key customers. Even with more capital investment to meet increasing customer demands during the quarter, our balance sheet remains strong. At the end of the first quarter, our cash and short-term investments, together with our ARS Right, was about $41 million, after the cash dividend payment in January, 2010.”

“Going forward, we feel that demand remains strong across all our businesses. Based on current backlog, we expect that revenues for the coming quarter will grow by ten percent. Additionally, with our continued focus on operational efficiencies, we are optimistic about both revenue and profit growth in the remainder of 2010.” concluded Mr. Chang.

Conference Call
Management will host a conference call at 1:30 p.m. Pacific Time on April 22, 2010 to discuss AFOP’s first quarter 2010 financial results. To participate in AFOP’s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 349010. AFOP will also provide a live webcast of its first quarter 2010 conference call at AFOP’s website www.afop.com. An audio replay will be available until May 5, 2010. The dial in number for the replay is 877-660-6853 or 201-612-7415. The replay passcodes (account # 286; conference ID#: 349010) are both required for the replay.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue and profit levels, and growth, and the potential timing thereof, our beliefs regarding business conditions, our customer base and customer demand, our expectations regarding current or future orders and the impact of those orders on our business, and our ability to continue to focus on our operational efficiencies or our successes in doing so, are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-K for the year ended December 31, 2009. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	Mar. 31	Dec. 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$39,418	$40,493
Other current asset - ARS	1,762	1,778
Accounts receivable	5,430	4,952
Inventories	5,861	4,984
Other current assets	615	515
Total current assets	53,086	52,722

Property and equipment, net	4,797	4,434
Other assets	126	233
Total assets	$58,009	$57,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,611	$3,701
Accrued expenses and other liabilities	2,804	3,936
Total current liabilities	7,415	7,637

Long-term liability	812	813
Total liabilities	8,227	8,450

Stockholders' equity	49,782	48,939
Total liabilities and stockholders' equity	$58,009	$57,389

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2010	2009	2009
Revenues	$8,406	$7,517	$7,643

Cost of revenues	5,711	5,151	5,345
Gross profit	2,695	2,366	2,298

Operating expenses:
Research and development	709	760	729
Sales and marketing	561	535	634
General and administrative	933	817	845
Total operating expenses	2,203	2,112	2,208

Income from operations	492	254	90
Interest and other income, net	150	196	222
Net income before tax	642	$450	312
Income tax	1	22	10
Net income	$641	$428	$302

Net income per share:
Basic	$0.02	$0.01	$0.01
Diluted	$0.01	$0.01	$0.01

Shares used in per share calculation:
Basic	42,467	42,213	41,872
Diluted	43,241	42,876	41,897

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$12	$12	$14
Research and development	5	5	6
Sales and marketing	4	3	4
General and administrative	12	13	4
Total	$33	$33	$28